News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS 17% INCREASE IN FOURTH QUARTER EARNINGS PER SHARE,
RESULTING FROM STRONG ORGANIC GROWTH IN LOANS AND DEPOSITS
Clearfield, Pennsylvania – January 22, 2020

CNB Financial Corporation (“CNB”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the quarter and year ended December 31, 2019.

Joseph B. Bower, Jr., President and CEO, stated, “Our fourth quarter results continued to demonstrate the strength of our diversified business model. As a result of our focus on our customers, we delivered another quarter of strong growth, while maintaining a consistent credit quality."

Earnings are the result of organic growth

•Net income of $10.5 million, or $0.69 per diluted share, in the fourth quarter of 2019, as compared to $8.9 million, or $0.59 per diluted share, in the fourth quarter of 2018, reflecting increases of $1.5 million, or 17.2%, and $0.10 per diluted share, or 16.9%, respectively.

•Net income of $40.1 million, or $2.63 per diluted share, during the twelve months ended December 31, 2019, compared to net income of $33.7 million, or $2.21 per diluted share, during the twelve months ended December 31, 2018, reflecting increases of $6.4 million, or 18.9%, and $0.42 per diluted share, or 19.0%, respectively.

Balance sheet growth reflects the strength of our diversified markets and focus on core customer acquisition strategies

•Loans totaling $2.8 billion as of December 31, 2019 grew $329 million, or 13.3%, from December 31, 2018. Loan growth was driven primarily by commercial and industrial loans, which increased $130 million, or 14.2%, over the same time period, while commercial real estate loans contributed an increase of $116 million, or 16.7%, over the prior year. Total loan growth was attributable primarily to our Private Banking division and Buffalo market, which increased $79.5 million, or 43.4%, and $155 million, or 59.9%, respectively.

•Deposits totaling $3.1 billion as of December 31, 2019 grew by $492 million, or 18.8%, from December 31, 2018 as a result of our continued focus on attracting and retaining core customer relationships. The overall increase in deposits was driven primarily by our Private Banking division, which grew total deposits by $157 million, or 42.6%, while the deposit portfolio in our Buffalo market increased by $265 million, or 105.4%, over the same period.

•Total households serviced as of December 31, 2019, were 68,892, as compared to 63,920 households at December 31, 2018, representing an organic increase of 7.8%, primarily as a result of our core deposit growth strategies in Private Banking and the Buffalo market, further enhancing the value of their contributions.

•While book value per share was $20.00 as of December 31, 2019, tangible book value per share was $17.45 as of December 31, 2019, reflecting an increase of 18.8% from tangible book value per share of $14.69 as of December 31, 2018.

Performance ratios reflect continued focus on profitability

•While return on average equity was 14.05% for the twelve months ended December 31, 2019, return on average tangible equity was 16.28% for the same period, including after-tax merger costs totaling $134 thousand, incurred in the fourth quarter of 2019. Excluding merger costs, adjusted return on average tangible equity was 16.34%, for the year ended December 31, 2019, compared to 16.01% for the year ended December 31, 2018. For the fourth quarter of 2019 annualized return on average equity was 13.79%, in line with the comparable period in 2018. While annualized return on average tangible equity was 15.84% for the fourth quarter of 2019, adjusted return on average tangible equity was 16.04% (excluding after-tax merger costs) for the fourth quarter of 2019, compared to 16.29%, for the same period in 2018.

•Return on average assets of 1.17% for the twelve months ended December 31, 2019, and included after-tax merger costs totaling $134 thousand, incurred in the fourth quarter of 2019. Excluding merger costs, adjusted return on average assets of 1.18% for the year ended December 31, 2019, compared to 1.12% for the year ended December 31, 2018. While annualized return on average assets was 1.15% for the fourth quarter of 2019, adjusted return on average assets was 1.16% (excluding after-tax merger costs) for the fourth quarter of 2019, compared to 1.11%, for the same period in 2018.

•Efficiency Ratio was 60.19% for the twelve months ended December 31, 2019. Excluding $170 thousand in pre-tax merger costs incurred in the fourth quarter of 2019, adjusted efficiency ratio was 60.07%, for the year ended December 31, 2019, and improved 130 basis points from 61.37% for the comparable period in 2018. While the Efficiency Ratio was 61.52% for the fourth quarter of 2019, the adjusted efficiency ratio was 61.06% (excluding pre-tax merger costs) for the fourth quarter of 2019, compared to 59.77% for the same period in 2018.

Revenue reflects organic growth

•Total revenue (comprised of net interest income plus non-interest income) of $142.2 million for the twelve months ended December 31, 2019 increased $16.5 million, or 13.2%, from the year ended December 31, 2018. Total revenue of $36.5 million for the fourth quarter of 2019 increased $4.0 million, or 12.1%, from the same period in 2018 due to the following:

◦Net interest income for the twelve months ended December 31, 2019 increased 10.7% to $116.2 million from the twelve months ended December 31, 2018, driven by an overall growth of $384 million, or 13.7%, in average earning assets, partially offset by a reduction of 8 basis points in net interest margin on a fully tax-equivalent basis. When compared to the fourth quarter of 2018, net interest income of $29.7 million increased $1.6 million, or 5.8%, driven by an overall growth of $398 million, or 13.3%, in average earning assets, partially offset by a reduction of 22 basis points in net interest margin on a fully tax-equivalent basis.

◦Net interest margin on a fully tax-equivalent basis was 3.69% and 3.77% for the twelve months ended December 31, 2019 and 2018, respectively. The yield on earning assets of 4.93% for the twelve months ended December 31, 2019 increased 20 basis points from 4.73% for the twelve months ended December 31, 2018. The cost of interest-bearing liabilities increased 33 basis points to 1.45% for the twelve months ended December 31, 2019 from 1.12% for the twelve months ended December 31, 2018, primarily as a result of our core deposit acquisition strategies.

◦Net interest margin on a fully tax-equivalent basis was 3.54% for the fourth quarter of 2019 compared to 3.76% for the same period in 2018. During the fourth quarter of 2019, our net interest margin on a fully tax-equivalent basis was impacted by the cumulative effect of three Federal Reserve rate reductions, totaling 75 basis points, in the third quarter and early fourth quarter. In addition, we experienced a higher level of liquidity resulting from strong growth in deposits in the fourth quarter, which we expect will support our loan growth goals 2020.

•Total non-interest income of $26.0 million for the twelve months ended December 31, 2019 increased $5.3 million, or 25.3%, from the same period in 2018.

◦Total non-interest income includes gains associated with the sale of available for sale securities, net realized and unrealized gains on trading securities and realized gains on the sale of Visa Class B shares, which combined totaled $2.5 million for the year ended December 31, 2019 compared to a loss of $451 thousand for the year ended December 31, 2018.

◦Excluding the items discussed above, non-interest income for the twelve months ended December 31, 2019 totaled $23.5 million, an increase of $2.3 million, or 10.9%, from the same period in 2018. As a result of our continued organic growth, we experienced an increase in service charges in deposit accounts of $643 thousand, or 11.2% for the year ended December 31, 2019 compared to the year ended December 31, 2018. In addition, Wealth and Asset Management fees increased $455 thousand, or 10.9%, due to growth in assets under management.

◦Total non-interest income of $6.8 million for the fourth quarter of 2019 increased $2.3 million, or 52.4%, from the same period in 2018. Excluding the activity related to net realized and unrealized gains on trading securities, total non-interest income of $6.1 million for the fourth quarter of 2019 increased $498 thousand, or 9.0%, from the same period in 2018, driven primarily by growth in Wealth and Asset Management fees of $124 thousand, or 12.1%, mortgage banking income of $177 thousand, or 81.2% and a combined increase of $197 thousand in various other categories resulting from growth in loans and deposits.

Non-Interest Expense reflects organic growth and a focus on efficiency

•Total non-interest expenses were $22.9 million for the three months ended December 31, 2019, compared to $20.0 million for the same period in 2018. For the year ended December 31, 2019, total non-interest expense of $87.5 million increased $8.2 million, or 10.3%, from the year ended December 31, 2018, primarily as a result of expansion of staffing levels in several areas including business development, customer service and risk management, as well as other costs required to service a larger customer base.

Income taxes

•Income tax expense of $8.6 million for the year ended December 31, 2019 increased $2.1 million, or 31.5%, from the year ended December 31, 2018. Our effective tax rate was 17.6% for the year ended December 31, 2019 compared to 16.2% for the year ended December 31, 2018. The increase in the effective tax rate was driven by the fact that our growth was primarily generated by taxable activities. Income tax expense for the fourth quarter of 2019 totaled $2.3 million at an effective tax rate of 18.0%, compared to income tax expense of $2.2 million and an effective tax rate of 19.4% for the same period in 2018.

Asset quality reflects strength in underwriting and risk profile

•Asset quality continued to be a source of strength as total non-performing assets of $18.4 million, or 0.49%, of total assets as of December 31, 2019 compared to $16.8 million, or 0.48%, of total assets as of September 30, 2019 and $15.6 million, or 0.48%, of total assets as of December 31, 2018. In addition, the allowance for loan losses as measured as a percentage of loans net of unearned income as of December 31, 2019 was 0.69%, compared to 0.73% as of September 30, 2019 and 0.80% as of December 31, 2018. The reduction was primarily a result of charge-offs of reserves previously recorded for individually evaluated loan relationships.

•For the three months ended December 31, 2019, net loan charge-offs totaled $1.5 million, or 0.22%, of total average loans compared to $4.2 million, or 0.69%, of total average loans for the three months ended December 31, 2018. The fourth quarter of 2018 included a charge-off of $3.3 million of a fully reserved commercial real estate loan. For the year ended December 31, 2019, net loan charge-offs were $6.3 million, or 0.24%, of total average loans, compared to $6.1 million, or 0.26%, of total average loans during the comparable period in 2018. The fourth quarter of 2019 included a charge-off totaling $739 thousand related to one commercial real estate loan relationship, which had been previously fully reserved.

•During the three and twelve months ended December 31, 2019, provision for loan losses totaled $812 thousand and $6.0 million, respectively, compared to provision for loan losses of $1.4 million and $6.1 million for the three and twelve months ended December 31, 2018, respectively.

Capital provides source of strength

•As of December 31, 2019 CNB’s total shareholders’ equity of $305 million increased $42.1 million, or 16.0%, from December 31, 2018 as a result of an increase in accumulated other comprehensive income combined with organic earnings, partially offset by the payment of common stock dividends to our shareholders and 40,000 shares repurchased during the year ended December 31, 2019.

•During the fourth quarter of 2019, CNB launched an "at the market" offering pursuant to which CNB may issue and sell up to $40.0 million in common equity. This initiative is currently underway and CNB intends to use any proceeds of the offering to support its long-term growth strategies.

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $3.8 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division and 42 full-service offices in Pennsylvania, Ohio, and New York. CNB Bank’s divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in northwest Pennsylvania and northeast Ohio; FCBank, based in Worthington, Ohio, with offices in central Ohio; and BankOnBuffalo, based in Buffalo, New York, with offices in northern New York. CNB Bank is headquartered in Clearfield, Pennsylvania, with offices in central and north central Pennsylvania. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to CNB’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond CNB’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” CNB’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. For more information about factors that could cause actual results to differ from those discussed in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and the forward-looking statement disclaimers in CNB’s annual and quarterly reports.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. CNB undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

Financial Tables

The following tables supplement the financial highlights described previously for CNB. All dollars are stated in thousands, except share and per share data.

	(unaudited)
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
				(unaudited)
			%			%
	2019	2018	change	2019	2018	change
Income Statement
Interest income	$40,608	$36,344	11.7%	$155,728	$131,870	18.1%
Interest expense	10,863	8,228	32.0%	39,530	26,950	46.7%
Net interest income	29,745	28,116	5.8%	116,198	104,920	10.7%
Provision for loan losses	812	1,441	(43.7)%	6,024	6,072	(0.8)%
Net interest income after provision for loan losses	28,933	26,675	8.5%	110,174	98,848	11.5%

Non-interest income
Service charges on deposit accounts	1,676	1,657	1.1%	6,402	5,759	11.2%
Other service charges and fees	775	760	2.0%	2,930	2,833	3.4%
Wealth and asset management fees	1,145	1,021	12.1%	4,627	4,172	10.9%
Net realized gains on available-for-sale securities	0	0	NA	148	0	NA
Net realized and unrealized gains (losses) on trading securities	700	(1,123)	NA	1,888	(451)	NA
Realized gains on Visa Class B shares	0	0	NA	463	0	NA
Mortgage banking	395	218	81.2%	1,412	1,019	38.6%
Bank owned life insurance	315	335	(6.0)%	1,317	1,408	(6.5)%
Card processing and interchange income	1,196	1,121	6.7%	4,641	4,261	8.9%
Other	552	444	24.3%	2,147	1,722	24.7%
Total non-interest income	6,754	4,433	52.4%	25,975	20,723	25.3%

Non-interest expenses
Salaries and benefits	12,365	10,761	14.9%	46,405	41,856	10.9%
Net occupancy expense of premises	2,977	2,501	19.0%	11,221	10,281	9.1%
FDIC insurance premiums	350	359	(2.5)%	1,252	1,396	(10.3)%
Core Deposit Intangible amortization	97	180	(46.1)%	567	898	(36.9)%
Card processing and interchange expenses	711	695	2.3%	2,891	2,834	2.0%
Other (5)	6,405	5,510	16.2%	25,172	22,077	14.0%
Total non-interest expenses	22,905	20,006	14.5%	87,508	79,342	10.3%

Income before income taxes	12,782	11,102	15.1%	48,641	40,229	20.9%
Income tax expense	2,298	2,157	6.5%	8,560	6,510	31.5%
Net income	$10,484	$8,945	17.2%	$40,081	$33,719	18.9%

Average diluted shares outstanding	15,178,128	15,200,651		15,164,280	15,210,344

Diluted earnings per share	$0.69	$0.59	16.9%	$2.63	$2.21	19.0%
Cash dividends per share	$0.17	$0.17	0.0%	$0.68	$0.67	1.5%

Payout ratio	25%	29%		26%	30%

	(unaudited)
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
				(unaudited)
	2019	2018		2019	2018
Average Balances (3)
Loans, net of unearned income	$2,764,173	$2,447,960		2,630,110	2,328,344
Investment securities	547,386	544,116		540,127	482,335
Total earning assets	3,390,416	2,992,076		3,194,911	2,810,679
Total assets	3,616,347	3,187,503		3,413,737	3,008,302
Non interest-bearing deposits	373,289	352,488		360,208	327,014
Interest-bearing deposits	2,588,202	2,208,770		2,402,361	2,043,030
Shareholders' equity	301,605	257,366		285,324	250,496
Tangible shareholders' equity (1)	262,656	217,802		246,161	210,590

Average Yields (3)
Loans, net of unearned income	5.28%	5.28%		5.35%	5.11%
Investment securities	2.88%	2.93%		2.99%	2.91%
Total earning assets	4.81%	4.85%		4.93%	4.73%
Interest-bearing deposits	1.32%	1.04%		1.26%	0.84%
Interest-bearing liabilities	1.49%	1.28%		1.45%	1.12%

Performance Ratios (annualized)
Return on average assets (3)	1.15%	1.11%		1.17%	1.12%
Return on average assets, net of merger costs (1) (3)	1.16%	1.11%		1.18%	1.12%
Return on average equity (3)	13.79%	13.79%		14.05%	13.46%
Return on average equity, net of merger costs (1) (3)	13.97%	13.79%		14.09%	13.46%
Return on average tangible equity (1) (3)	15.84%	16.29%		16.28%	16.01%
Return on average tangible equity, net of merger costs (1) (3)	16.04%	16.29%		16.34%	16.01%
Net interest margin, fully tax equivalent basis (3)	3.54%	3.76%		3.69%	3.77%
Efficiency Ratio	61.52%	59.77%		60.19%	61.37%
Efficiency Ratio, net of merger costs (1)	61.06%	59.77%		60.07%	61.37%

Net Loan Charge-Offs
CNB Bank net loan charge-offs	$1,043	$3,720	$4,384	$4,156
Holiday Financial net loan charge-offs	503	527	1,871	1,905
Total net loan charge-offs	$1,546	$4,247	$6,255	$6,061

Net loan charge-offs / average loans (3)	0.22%	0.69%	0.24%	0.26%

	(unaudited)	(unaudited)
	December 31,	September 30,	December 31,	% change versus
	2019	2019	2018	9/30/19	12/31/18

Ending Balance Sheet
Loans, net of unearned income	$2,804,035	$2,749,502	$2,474,557	2.0%	13.3%
Loans held for sale	930	1,279	367	(27.3)%	153.4%
Investment securities	552,122	538,955	524,649	2.4%	5.2%
FHLB and other equity interests	11,354	12,383	13,183	(8.3)%	(13.9)%
Other earning assets	150,601	2,437	3,161	6,079.8%	4,664.3%
Total earning assets	3,519,042	3,304,556	3,015,917	6.5%	16.7%

Allowance for loan losses	(19,473)	(20,207)	(19,704)	(3.6)%	(1.2)%
Goodwill	38,730	38,730	38,730	0.0%	0.0%
Core deposit intangible	160	257	727	(37.7)%	(78.0)%
Other assets	225,200	217,834	185,851	3.4%	21.2%
Total assets	$3,763,659	$3,541,170	$3,221,521	6.3%	16.8%

Non interest-bearing deposits	$382,259	$370,761	$356,797	3.1%	7.1%
Interest-bearing deposits	2,720,068	2,504,834	2,253,989	8.6%	20.7%
Total deposits	3,102,327	2,875,595	2,610,786	7.9%	18.8%

Borrowings	227,907	248,101	245,117	(8.1)%	(7.0)%
Subordinated debt	70,620	70,620	70,620	0.0%	0.0%
Other liabilities	57,839	49,821	32,168	16.1%	79.8%

Common stock	0	0	0	NA	NA
Additional paid in capital	99,335	97,690	97,602	1.7%	1.8%
Retained earnings	201,503	193,612	171,780	4.1%	17.3%
Treasury stock	(2,811)	(2,799)	(2,556)	0.4%	10.0%
Accumulated other comprehensive income (loss)	6,939	8,530	(3,996)	(18.7)%	NA
Total shareholders' equity	304,966	297,033	262,830	2.7%	16.0%

Total liabilities and shareholders' equity	$3,763,659	$3,541,170	$3,221,521	6.3%	16.8%

Ending shares outstanding	15,247,985	15,195,571	15,207,281

Book value per share	$20.00	$19.55	$17.28	2.3%	15.7%
Tangible book value per share (1)	$17.45	$16.98	$14.69	2.8%	18.8%

Capital Ratios
Tangible common equity / tangible assets (1)	7.14%	7.37%	7.02%
Tier 1 leverage ratio	7.86%	7.95%	7.87%
Common equity tier 1 ratio	9.32%	9.28%	9.50%
Tier 1 risk based ratio	10.03%	10.02%	10.33%
Total risk based ratio	12.51%	12.61%	13.21%

Asset Quality (4)
Non-accrual loans	$16,737	$14,809	$14,262
Loans 90+ days past due and accruing	61	550	887
Total non-performing loans	16,798	15,359	15,149
Other real estate owned	1,633	1,473	418
Total non-performing assets	$18,431	$16,832	$15,567

Loans modified in a troubled debt restructuring (TDR):
Performing TDR loans	$7,359	$7,746	$8,201
Non-performing TDR loans (2)	2,443	2,453	6,425
Total TDR loans	$9,802	$10,199	$14,626

Non-performing assets / Loans + OREO	0.66%	0.61%	0.63%
Non-performing assets / Total assets	0.49%	0.48%	0.48%
Allowance for loan losses / Loans	0.69%	0.73%	0.80%

(1) - The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. For a reconciliation of these and other non-GAAP measures to their comparable GAAP measures, see pages. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).
(2) - Nonperforming TDR loans are also included in the balance of non-accrual loans in the previous table.
(3) - The average balances, average yields, performance ratios and total net loan charge-offs / average loans annualized returns calculation were refined. Prior periods were adjusted to be comparative to the current period. The impact of the change was immaterial.
(4) - The asset quality table data was refined to reflect deferred fees and costs as well as interest paid to principal. Prior periods were adjusted to be comparative to the current period. The impact of the change was immaterial.
(5) - Includes $170 in merger related expenses.

Non-GAAP Reconciliations (1):
	(unaudited)	(unaudited)
	December 31,	September 30,	December 31,
	2019	2019	2018

Shareholders' equity	$304,966	$297,033	$262,830
Less goodwill	38,730	38,730	38,730
Less core deposit intangible	160	257	727
Tangible common equity	$266,076	$258,046	$223,373

Total assets	$3,763,659	$3,541,170	$3,221,521
Less goodwill	38,730	38,730	38,730
Less core deposit intangible	160	257	727
Tangible assets	$3,724,769	$3,502,183	$3,182,064

Ending shares outstanding	15,247,985	15,195,571	15,207,281

Tangible book value per share	$17.45	$16.98	$14.69
Tangible common equity/Tangible assets	7.14%	7.37%	7.02%

Non-GAAP Reconciliations (1):
	(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
			(unaudited)
Calculation of adjusted efficiency ratio, net of merger costs:
	2019	2018	2019	2018
Non-interest expense	$22,905	$20,006	$87,508	$79,342
Less: core deposit intangible amortization	97	180	567	898
Less: merger costs	170	0	170	0
Adjusted non-interest expense (non-GAAP)	$22,638	$19,826	$86,771	$78,444

Non-interest income	$6,754	$4,433	$25,975	$20,723

Net interest income	$29,745	$28,116	$116,198	$104,920
Less: tax exempt investment and loan income, net of TEFRA (non-GAAP)	1,731	1,762	6,664	6,572
Add: tax exempt investment and loan income (non-GAAP) (tax-equivalent)	2,306	2,384	8,946	8,759
Adjusted net interest income (non-GAAP)	30,320	28,738	118,480	107,107
Adjusted net revenue (non-GAAP) (tax-equivalent)	$37,074	$33,171	$144,455	$127,830
Adjusted efficiency ratio, net of merger costs	61.06%	59.77%	60.07%	61.37%

Calculation of adjusted return on average total assets, net of merger costs:
Net Income	$10,484	$8,945	$40,081	$33,719
Add: merger costs (net of tax)	134	0	134	0
Adjusted net income (non-GAAP)(net of tax)	$10,618	$8,945	$40,215	$33,719
Average total assets	$3,616,347	$3,187,503	$3,413,737	$3,008,302
Adjusted return on average total assets, net of merger costs (non-GAAP)(annualized where applicable)	1.16%	1.11%	1.18%	1.12%

Calculation of adjusted return on average equity, net of merger costs:
Net Income	$10,484	$8,945	$40,081	$33,719
Add: merger costs (net of tax)	134	0	134	0
Adjusted net income (non-GAAP)(net of tax)	$10,618	$8,945	$40,215	$33,719
Average shareholders' equity	$301,605	$257,366	$285,324	$250,496
Adjusted return on average equity, net of merger costs (non-GAAP)(annualized where applicable)	13.97%	13.79%	14.09%	13.46%

Calculation of adjusted return on average tangible equity, net of merger costs:
Net Income	$10,484	$8,945	$40,081	$33,719
Add: merger costs (net of tax)	134	0	134	0
Adjusted net income (non-GAAP)(net of tax)	$10,618	$8,945	$40,215	$33,719
Average tangible shareholders' equity	$262,656	$217,802	$246,161	$210,590
Adjusted return on average tangible equity, net of merger costs (non-GAAP)(annualized where applicable)	16.04%	16.29%	16.34%	16.01%